Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-183639 on Form F-3 and in the Registration Statement No. 333-183643 on Form F-3 of our report dated March 17, 2013, relating to the financial statements of Nordic American Tankers Limited and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 20-F of Nordic American Tankers Limited for the year ended December 31, 2012.

/s/ Deloitte AS

Oslo, Norway
March 17, 2013